BUSINESS COOPERATION AGREEMENT

This Agreement is made between NewState Capital Co., Ltd. (hereinafter the "First Party") and Shinhan Bank Ltd. (hereinafter the "Second Party"). This Agreement consists of this agreement and addendum. Additional addendum may be added whenever necessary after mutual consultation.

Article 1 (Outline of Agreement)

The Second Party agrees to fund the First Party’s issuance of ABS by means of a loan in the agreed upon amount for a certain period of time as agreed between the parties.

In consideration thereof, the First Party agrees to hypothecate the mortgages held by it for the benefit of the Second Party. (The Second Party shall have the right to demand ancillary recording of the transfer of liens at its sole discretion and the First Party shall fully comply with such demands.)

Upon the formation of a preliminary pool for issuance of ABS, the First Party shall transfer its mortgages to an SPC in accordance with the Asset Liquidation Law; SPC shall issue ABS and pay the First Party for the price of the transfer out of the proceeds; and the First Party shall pay the Second Party’s loan. So that the ABS may be issued, the Second Party agrees to terminate its liens on the mortgages and, in exchange, the First Party shall grant to the Second Party liens on the rights to the proceeds of ABS issuance by virtue of the transfer of the mortgages.

The First Party agrees to hire the Second Party for all the matters necessary for liquidation of the mortgages and the Second Party agrees to accept such hiring and to undertake all the duties for orderly and timely processing.

Article 2 (Validity)

This Agreement shall take effect upon execution and shall continue to be effective until terminated pursuant to Article 11 below.

Article 3 (Loan Terms)

a.  The loan shall be a general business loan with a limited credit line.

b.  The credit line shall be the sum of Twenty Five Billion Won.

c.  Interest shall accrue at the rate of 1.75% above Shinhan Bank Prime Rate. The interest rate at the time of the execution of this Agreement is 11.5%.

d.  The maturity of this loan shall be one year after the first transaction. Provided, however, that each individually transacted loan shall mature after six (6) months of the loan including a period of two (2) months necessary for liquidation of mortgages or when the First Party receives payment from SPC, whichever is earlier.

Article 4 (Collateral)

a.  Valid Lien

The First Party shall hold lawful and valid liens on the collaterals it provides to the Second Party.

b.  Qualifications of Collateral

The following qualifications shall apply to the collaterals:

        (1)  Apartments shall consist of 80% or more of all the collaterals.

        (2)  Properties located within the metropolitan areas shall consist of 80% or more of all the collaterals.

        (3)  First priority lien shall be provided in at least 85% of the total loan amount.

        (4)  LTV shall be 65% or less. LTV (Loan To Value) shall mean the ratio of the amount of loan appraisal value exclusive of priority liens. Appraisal value shall be the lowest value as determined by Real Estate Bank Magazine or Real Estate 114. In the absence of such data, it shall be determined by an outside appraisal firm.

        (5)   The amount of loan made to each borrower shall be less than Four Hundred Million Won and the borrower shall not have a bad credit history.

c.  Reserve

The First Party agrees to deposit with the Second Party the sum of Two Hundred Million Won for recording expenses and, in the event of termination of this Agreement as specified in Article 5 hereof, the Second party shall have the right to apply the deposit to the recording expenses without the First Party’s consent. In the event the Second Party at its reasonable discretion decides to increase the amount of deposit, the First Party shall comply with it. The deposit shall be returned forthwith to the First Party upon the termination of this Agreement.

d.  Ancillary Recording

        (1)   At the time of the initial collateralization the mortgages, the First Party shall deliver to the Second Party all documents necessary for ancillary recording of transfer of liens. In the event of the First Party’s default in payment, suspension of its business or occurrence of other events which will jeopardize the payments to the Second Party, the Second Party at its sole discretion may complete the ancillary recording. The Second Party’s discretion in this regard shall be absolute and final.

        (2)   The expenses for cancellation of the ancillary recording shall be borne by the First Party.

e.  Time Frame

The First Party shall submit list of borrowers and supporting documents to the Second Party. The Second party shall commence recording of loan transactions within two (2) business days of receipt of such documents.

f.  Escrow Account

The First Party shall make deposits of the principal and interest it may receive from the borrowers and guarantors into the escrow account opened with the Second Party and agrees to pledge the escrow account to the Second Party as collateral for the loan made by the Second Party.

Article 5 (Termination)

In the event of occurrence of any one of the following, the Second Party may terminate this Agreement even prior to the maturity of loan without any notice and the First Party shall pay off the loan made under this Agreement:

        1.  The maturity of the loan is accelerated.

        2.  The credit rating of the First Party's corporate bond drops to BB- or below.

        3.  More than 10% of the collaterals provided by the First Party is disqualified.

Article 6 (Services and Fees)

a.  Issuance of ABS

The First Party hires the Second Party for all the matters necessary for issuance of ABS and the Second Party accepts such hiring and agrees to issue ABS within the shortest period of time unless it will cause substantial disadvantage to the First Party due to rapid change of interest rate or establishment of excessive subsequent priority liens. Both parties shall cooperate with each to the fullest extent in issuing the ABS.

b.  Fees

       (1)  Arranger fee: 150 basis points /flat (For each issuance, including underwriting fee)

       (2)  Trustee fee: 25 basis points /per annum (To be payable at the end of each quarter based on the outstanding balance of the ABS at the end of each quarter)

       (3)  Servicer fee: 50 basis points /per annum (To be payable at the end of each quarter based on the outstanding balance of the ABS at the end of each quarter)

c.  Time Frame

The liquidation of mortgages shall take place within a period of four (4) months since the first loan is made collateralizing the mortgage consisting of the ABS pool regardless of the size of the pool. In the event the mortgage is transferred to SPC, the maturity of the loan shall not exceed two (2) months regardless of the fluctuation of the market interest rate.

Article 7 (Amendments)

This Agreement may not be amended unless made in writing and signed by both parties. This Agreement constitute the entire agreement of the parties.

Article 8 (Good Faith)

Each party shall perform its obligatios in good faith.

Article 9 (Confidentiality)

Either party may not disclose the information on potential customers obtained in its performance of this Agreement to any third party. The information on borrowers shall belong exclusively to the First Party.

Article 10 (Damages)

The First Party shall perform its obligations with the fiduciary duty and shall compensate The Second Party for any damages caused by its negligence. In the event of the termination of this Agreement due to a party’s default, the defaulting party shall compensate the other party for any damages caused by its default.

Article 11 (Duration)

The Agreement shall be effective for a period of three (3) years unless the Second Party refuses to extend the loan maturity each year pursuant to Article 3.d. This Agreement shall be automatically extended for an additional period of one (1) year unless either party gives a written notice to the other party otherwise at least one (1) month prior to the expiration.

Article 12 (Applicable Law and Jurisdiction)

This Agreement shall be construed and enforced in accordance with the laws of the Republic of Korea. Any legal proceedings instituted in connection with this Agreement shall be subjected to the jurisdiction of the Seoul District Court.

Dated: May 2, 2001                               , 2001

SHINHAN BANK, LTD.                                         NEWSTATE CAPITAL CO., LTD.

By:  In Ho Lee, President                                           By:  Byung Ki Kim, President
         (Seal)                                                                        (Seal)